Exhibit 10.75

as of July 16, 2002

Workflow Management, Inc.
240 Royal Palm Way
Palm Beach, Florida 33480

Attention: Mike Schmickle, Chief Financial Officer

Re: Limited Waiver and Amendment

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of March 10, 2000 (as heretofore amended in effect on the date hereof, the “Credit Agreement”), by and among WORKFLOW MANAGEMENT, INC., a Delaware corporation, and DATA BUSINESS FORMS LIMITED, a corporation organized and existing under the laws of Ontario (the “Borrowers”), the lending institutions from time to time party thereto (the “Lenders”), FLEET NATIONAL BANK, as administrative agent for itself and the other Lenders (the “Agent”), BANK ONE, N.A., as syndication agent, and BANK OF AMERICA, Comerica Bank and UNION BANK OF CALIFORNIA, N.A., as co-agents for the Lenders. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

The Borrowers have informed the Agent that they failed to comply with (i) the Leverage Ratio covenant set forth in §8.09(a) of the Credit Agreement as at January 31, 2002 and as at April 30, 2002 and (ii) the Senior Leverage Ratio covenant set forth in §8.09(b) of the Credit Agreement as at April 30, 2002 (collectively, the “Specified Defaults”), each of which failures constitutes an Event of Default under §9.03(a) of the Credit Agreement. The Borrowers have also informed the Agent that they may not be in compliance with the Leverage Ratio covenant contained in §8.09(a) of the Credit Agreement as at July 31, 2002. The Borrowers have requested that the Lenders waive each of the Specified Defaults and amend the Leverage Ratio covenant set forth in §8.09(a).

1.    Waivers.    Subject to the satisfaction of the conditions set forth below, for the period commencing on July 16, 2002 and ending on the Waiver Termination Date (as defined below) only (the “Limited Waiver Period”), the Agent and the Required Lenders hereby agree to waive each of the Specified Defaults.

2.    Amendments.    Subject to the satisfaction of the conditions set forth below, from and after the date of this letter agreement, the Credit Agreement is hereby amended as follows:

(a) Section 8.09(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) The Borrowers will not permit the Leverage Ratio of Workflow as at the end of any fiscal quarter of Workflow ended during any period set forth in the table below to be greater than the Leverage Ratio set forth opposite such period:

Period	Leverage Ratio
April 30, 2002 through July 30, 2002	4.15:1.00
July 31, 2002 through October 30, 2002	4.60:1.00
October 31, 2002 and thereafter	3.75:1.00

(b)  Section 1.09(a), (b) and (c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Workflow agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date of the Borrowing thereof until the conversion or maturity (whether by acceleration or otherwise) of such Base Rate Loan, at a rate per annum equal to twelve percent (12%).

(b) Workflow agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date of the Borrowing thereof until the conversion or maturity (whether by acceleration or otherwise) of such Eurodollar Loan at a rate per annum equal to twelve percent (12%), at all times during each Interest Period applicable thereto.

(c) Intentionally Omitted.”

(c)  Section 1.09(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(g) Interest shall accrue from and including the date of any Borrowing of any Loan to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan and Canadian Prime Rate Loan, monthly in arrears on the last Business Day of each calendar month, (ii) in respect of each Eurodollar Loan, on the last day of each calendar month comprising the Interest Period applicable thereto, (iii) in respect of each Competitive Bid Loan, at such times as specified in the Notice of Competitive Bid Borrowing relating thereto and (iv) in respect of each Loan (other than Bankers’ Acceptances), on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, provided, that in the case of Dollar Revolving Loans maintained as Base Rate Loans, interest shall not be payable pursuant to the preceding clause (iv) at the time of any repayment or prepayment thereof unless the respective repayment or prepayment is made in conjunction with a permanent reduction of the Total Revolving Commitment.”

  2

(d)  Section 2.03(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)  Workflow hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Agent in Dollars and in immediately available funds at the appropriate Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) promptly upon but no later than one Business Day after the Letter of Credit Issuer notifies Workflow that such payment or disbursement has occurred (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 9.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by Workflow)), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum equal to twelve percent (12%) (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 9.05), with such interest to be payable on demand.”

(e)  Section 3.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)  Workflow agrees to pay to the Agent for distribution to each Lender (based on its Dollar Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed for each day at a rate per annum equal to two and one quarter percent (2.25%) on the daily average Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each April, July, October and January of each year and on the first day on or after the termination of the Total Revolving Commitment upon which no Letters of Credit remain outstanding.

(f)  Section 7.01(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e)  Officer’s Certificates.    At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b) and (c), a certificate of the chief financial officer or another Authorized Financial Officer of Workflow (an “Officer’s Certificate”) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist,

  3

specifying the nature and extent thereof, which certificate shall set forth (in reasonable detail) the calculations required to establish compliance with the provisions of Sections 7.12(a), 7.12(b), 8.04, 8.05, 8.09, 8.10 and 8.14 as at the end of such fiscal quarter, fiscal year or calendar month, as the case may be.”

(g) The definitions of “Applicable Base Rate Margin/Applicable Canadian Prime Rate Margin”, “Applicable Revolver Eurodollar Margin”, “Applicable Term Eurodollar Margin” set forth in Section 10 of the Credit Agreement are hereby deleted in their entirety.

3.    Waiver Termination Date, etc.    The foregoing waivers and amendments shall not apply to any other provision of the Credit Agreement, shall be limited precisely as written and shall terminate on the earlier to occur of (a) August 15, 2002 and (b) the occurrence of a Default or an Event of Default (other than the Specified Defaults) under the Credit Agreement. From and after the Waiver Termination Date, the Specified Defaults shall be Events of Default for all purposes of the Credit Agreement and the other Credit Documents unless such Events of Default are waived in writing by the Required Lenders, or the Credit Agreement is amended to provide otherwise, in each case, effective on or prior to the Waiver Termination Date. The Agent and the Lenders expressly reserve all rights and remedies available to them from and after the Waiver Termination Date as a result of the Specified Defaults and as a result of any Defaults or Events of Default other than the Specified Defaults.

The parties hereto hereby agree that the Credit Agreement shall be amended and restated on the Waiver Termination Date generally in accordance with the terms and conditions set forth on the term sheet attached as Exhibit A to that certain Amended and Restated Limited Waiver, dated as of May 29, 2002, by and among the Borrowers, the Agent and the Lenders, and containing such other or different terms and conditions as may be acceptable to the Borrowers, the Agent and the Required Lenders; and, subject thereto, the Borrowers hereby agree to enter into such amendment and restatement, effective not later than the Waiver Termination Date, and to take all such actions in connection therewith as may be reasonably requested by the Agent.

4.    Condition to Effectiveness.    The limited waivers and amendments set forth in this letter agreement shall become effective upon receipt by the Agent of a copy of this letter agreement, duly executed by each of the Borrowers, the Agent and the Required Lenders.

5.    No Present Claims.    The Borrowers acknowledge and agree that, based upon the facts and circumstances existing as of the date hereof: (i) the Borrowers have no claim or cause of action against any of the Lenders or the Agent (or any of their directors, officers, employees, agents or affiliates); (ii) the Borrowers have no offset right, counterclaim or defense of any kind against any of the Obligations, indebtedness or liabilities to the Lenders and the Agent; and (iii) each of the Lenders and the Agent has heretofore performed and satisfied in a timely manner all of its obligations to the Borrowers. The Lenders and the Agent wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect

  4

any of their rights, interests, contracts, collateral security or remedies. Therefore, the Borrowers unconditionally release, waive and forever discharge (a) any and all liabilities, obligations, duties, promises or indebtedness of any kind of any of the Lenders or the Agent to the Borrowers, except the obligations to be performed by the Lenders or the Agent hereafter as expressly stated in this Agreement and the other Credit Documents, and (b) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether known or unknown, which the Borrowers might otherwise have against any of the Lenders or the Agent or any of their directors, officers, employees, agents or affiliates for their respective actions or omissions occurring prior to the date hereof, in either case (a) or (b) above, on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the date hereof.

6.    Miscellaneous.    No waiver herein granted or agreement herein made shall extend beyond the Limited Waiver Period, nor shall anything contained herein be deemed to imply any willingness of the Agent or the Lenders to agree to, or otherwise prejudice any rights of the Agent or the Lenders with respect to, any similar waivers, amendments or agreements that may be requested for any future period. Except as specifically waived or amended hereby, each of the terms and conditions of the Credit Agreement and the other Credit Documents are hereby ratified and confirmed and shall remain in full force and effect. Nothing contained herein shall in any way prejudice, impair or effect any rights or remedies of the Lenders or the Agent under the Credit Agreement and the other Credit Documents.

This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

THIS LETTER AGREEMENT SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICTS OF LAW).

[remainder of this page intentionally left blank]

  5

Please acknowledge your acceptance of the foregoing by executing and returning this letter agreement to the attention of Brian Valenti, Vice President, at Fleet National Bank, 100 Federal Street, Boston, Massachusetts 02110.

Very truly yours,

FLEET NATIONAL BANK, as Agent and as a Lender

By:	/s/ BRIAN P. VALENTI
Name: Brian P. Valenti Title: Vice President

  6

COMERICA BANK

By:	/s/ GERALD R. FINNEY, JR.
Name: Gerald R. Finney, Jr. Title: Vice President

BANK OF AMERICA

By:	/s/ BARBARA P. LEVY
Name: Barbara P. Levy Title: Senior Vice President

NATIONAL CITY BANK

By:	/s/ JOHN PLATEK
Name: John Platek Title: Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ ROGER N. ARSHAM
Name: Roger N. Arsham Title: First Vice President

CHEVY CHASE BANK, F.S.B.

By:	/s/ DORY HALATI
Name: Dory Halati Title: Vice President

ACCEPTED, AGREED AND ACKNOWLEDGED:

WORKFLOW MANAGEMENT, INC.

BY:	/s/ MICHAEL L. SCHMICKLE
Name: Michael L. Schmickle Title: Executive Vice President and Chief Financial Officer

DATA BUSINESS FORMS LIMITED

BY:	/s/ DM ODELL
Name: DM Odell Title: President